EXHIBIT 99.1


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[OXY LOGO]  NEWS RELEASE                        OCCIDENTAL PETROLEUM CORPORATION
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         10889 Wilshire Boulevard, Los Angeles, California 90024  (310) 208-8800

For Immediate Release: February 22, 2004


          OCCIDENTAL'S 2004 PROVED RESERVE ADDITIONS EXCEED PRODUCTION
          ------------------------------------------------------------


     LOS ANGELES -- Occidental Petroleum Corporation (NYSE: OXY) announced today that in 2004 the company's consolidated subsidiaries had proved reserve additions from all sources of 266 million barrels of oil equivalent (BOE) compared to production of 198 million BOE. Occidental incurred $1.79 billion in costs for oil and gas property acquisitions and exploration and development activities. At the end of 2004, Occidental's consolidated reserves-to-production ratio, assuming production remained at the 2004 level, was 12.6 years.

     "We continued adding proved oil and gas reserves at a pace well ahead of production, while keeping our costs among the lowest in the industry," said Dr. Ray R. Irani, Occidental's Chairman, President and Chief Executive Officer. "As we look ahead in 2005, we expect proved reserve additions to continue to surpass production."

     At year-end 2004, Occidental's worldwide proved reserves, on a consolidated basis, totaled 2.49 billion BOE compared to 2.42 billion BOE at the end of 2003. Proved developed reserves make up 78 percent of Occidental's total proved reserves. Crude oil and condensate account for 80 percent of the company's proved reserves.

     The breakdown by category of the 2004 consolidated proved reserve additions shows improved recovery added 120 million BOE (45%), extensions and discoveries added 61 million BOE (23%), revisions to previous estimates added 45 million BOE (17%), and acquisitions added 40 million BOE (15%).

     For the three-year period, 2002-2004, Occidental's consolidated reserve additions totaled 874 million BOE, and total production equaled 568 million BOE. Over the three years, Occidental incurred $4.6 billion in costs for property acquisitions and exploration and development activities.

     Occidental also had investments in other interests that recorded 2 million BOE of proved reserve additions in 2004, compared to production of 9 million BOE. These investment interests accounted for 43 million BOE of proved reserves at year-end 2004, down from 50 million BOE at the end of 2003.

     During 2002-2004, proved reserve additions from the other interests were 26 million BOE, and production totaled 27 million BOE. During this three-year period, the costs incurred for these investment interests for property acquisitions and exploration and development activities totaled $14 million.


                                       -0-

Contacts:  Lawrence P. Meriage (media)
           310-443-6562
           Kenneth J. Huffman (investors)
           212-603-8183


Statements in this release that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells, global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements.


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


OIL AND GAS RESERVES
The following table sets forth Occidental's net interests in quantities of proved developed and undeveloped reserves of crude oil, condensate and natural gas, and changes in such quantities. Crude oil reserves (in millions of barrels) include condensate. Natural gas volumes (in billion cubic feet) have been converted to barrels of oil equivalent (BOE) based on energy content of 6,000 cubic feet of gas to one barrel of oil.

                                             Consolidated                        Other
                                             Subsidiaries                      Interests
                                    -----------------------------    -----------------------------
(million BOE)                           Oil        Gas        BOE        Oil        Gas        BOE
================================    =======    =======    =======    =======    =======    =======
PROVED DEVELOPED AND UNDEVELOPED
  RESERVES
Balance at December 31, 2001          1,853      2,068      2,198         44         --         44
 Revisions of previous estimates         13        (54)         4         (1)        --         (1)
 Improved recovery                      112        151        137          5         --          5
 Extensions and discoveries              40         60         50         --         --         --
 Purchases of proved reserves            56         59         65          2         --          2
 Sales of proved reserves                (4)        (6)        (5)        --         --         --
 Production (a)                        (142)      (229)      (180)        (8)        --         (8)
--------------------------------    -------    -------    -------    -------    -------    -------
Balance at December 31, 2002          1,928      2,049      2,269         42         --         42
 Revisions of previous estimates         (1)        44          6          6         --          6
 Improved recovery                       85         70         97          4          9          6
 Extensions and discoveries              41        597        141          6         --          6
 Purchases of proved reserves            98         55        107         --         --         --
 Sales of proved reserves                (8)        (9)        (9)        --         --         --
 Production (a)                        (153)      (221)      (190)       (10)        --        (10)
--------------------------------    -------    -------    -------    -------    -------    -------
Balance at December 31, 2003          1,990      2,585      2,421         48          9         50
 Revisions of previous estimates          5        241         45          5         (9)         3
 Improved recovery                       88        185        120          1         --          1
 Extensions and discoveries              30        191         61          2         --          2
 Purchases of proved reserves            39          7         40         (4)        --         (4)
 Sales of proved reserves                --         (1)        --         --         --         --
 Production                            (159)      (233)      (198)        (9)        --         (9)
--------------------------------    -------    -------    -------    -------    -------    -------
Balance at December 31, 2004          1,993      2,975      2,489         43         --         43
================================    =======    =======    =======    =======    =======    =======
PROVED DEVELOPED RESERVES (b)
 December 31, 2001                    1,437      1,807      1,738         35         --         35
================================    =======    =======    =======    =======    =======    =======
 December 31, 2002                    1,508      1,740      1,798         34         --         34
================================    =======    =======    =======    =======    =======    =======
 December 31, 2003                    1,616      1,803      1,917         35          9         37
================================    =======    =======    =======    =======    =======    =======
 December 31, 2004                    1,625      1,839      1,932         37         --         37
================================    =======    =======    =======    =======    =======    =======

(a) Production excludes 12.7 bcf and 25.3 bcf subject to volumetric production payments for the years 2003 and 2002, respectively.
(b) Approximately 3 percent of the proved developed reserves at December 31, 2004 are non-producing. Plans are to begin producing these reserves in 2005.


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


COSTS INCURRED
Occidental's 2004, 2003 and 2002 costs incurred in oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, were as follows:

                                             Consolidated                        Other
(in millions)                                Subsidiaries                      Interests (b)
================================    =============================    =============================
FOR THE YEAR ENDED
DECEMBER 31, 2004
 Property Acquisition Costs
   Proved Properties                           $   158                          $   (12)
   Unproved Properties                               8                               --
 Exploration Costs                                 158                               --
 Development Costs                               1,438                               11
 Asset Retirement Costs                             25                               (1)
                                               -------                          -------
Costs Incurred (a,b)                           $ 1,787                          $    (2)
================================               =======                          =======
FOR THE YEAR ENDED
DECEMBER 31, 2003
 Property Acquisition Costs
   Proved Properties                           $   364                          $    --
   Unproved Properties                               4                               --
 Exploration Costs                                  98                               (1)
 Development Costs                               1,097                               10
 Asset Retirement Costs                             12                               --
                                               -------                          -------
Costs Incurred (a,b)                           $ 1,575                          $     9
================================               =======                          =======
FOR THE YEAR ENDED
DECEMBER 31, 2002
 Property Acquisition Costs
   Proved Properties                           $   163                          $    --
   Unproved Properties                              29                               --
 Exploration Costs                                 134                               --
 Development Costs                                 890                                7
                                               -------                          -------
Costs Incurred (a,b)                           $ 1,216                          $     7
================================               =======                          =======

(a) Excludes capitalized CO2 of $54 million in 2004, $48 million in 2003 and $42 million in 2002.
(b) Includes equity investees' costs in Russia and Yemen, partially offset by minority interests in a Colombian affiliate.


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


PROVED RESERVE ADDITIONS

REVISIONS OF PREVIOUS ESTIMATES
In 2004, Occidental added reserves from revisions of previous estimates of 45 million BOE, 38 million of which are in the Middle East. The Dolphin Project added 49 million BOE. These were partially offset by 11 million BOE of negative revisions in Qatar, Yemen and Oman, due primarily to the impact of higher oil prices reducing Occidental's share of reserves under Production Sharing Contracts.

IMPROVED RECOVERY
In 2004, Occidental added reserves of 120 million BOE through improved recovery, mainly in the Permian Basin, Elk Hills field, and THUMS in the United States and also in Qatar. In an effort to partially mitigate the decline in oil and gas production from the Elk Hills field, from the acquisition in 1998 through year-end 2004, Occidental has successfully implemented an infill drilling program. The Elk Hills field employs both gas flood and water flood techniques. In the Permian Basin, the increased reserves were primarily attributable to enhanced recovery techniques, such as drilling additional CO2 flood and water flood wells. In Qatar, Occidental is currently in the second phase of development under its existing agreement for the ISND field. This phase targets the development and recovery of additional reserves by applying advance drilling systems and improved reservoir characterization techniques.

EXTENSIONS AND DISCOVERIES
Occidental obtains reserve additions from extensions which are dependent on successful exploitation programs. In 2004, Occidental added reserves of 61 million BOE, with 39 million BOE in the United States and 18 million BOE in Ecuador. In the Rocky Mountains, Occidental added approximately 24 million BOE from the extension of gas reserves to proved locations, most of which will require additional development capital. In Ecuador, Occidental continued full development of the Eden-Yuturi oil field in Block 15.

PURCHASES OF PROVED RESERVES
In 2004, Occidental purchased reserves of 40 million BOE, of which 29 million BOE are in Latin America and the remainder in the United States. In April 2004, Occidental extended the term of its contract with the government of Colombia to the economic life of the Cano Limon field. Of the 29 million BOE of reserve additions, Occidental owns 25 million BOE and a minority shareholder holds interests in the remaining 4 million BOE. The reserve additions of 11 million BOE in the United States were from various small acquisitions, primarily in the Permian Basin, of which 84 percent were proved developed reserves. Occidental continues to add reserves through acquisitions when properties are available at reasonable prices. Acquisitions are dependent on successful bidding and negotiating of oil and gas contracts at attractive terms. As market conditions change, the available supply of properties may increase or decrease accordingly.


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


PROVED UNDEVELOPED RESERVES
In 2004, Occidental's proved undeveloped reserves increased by 54 million BOE. This net increase resulted from improved recovery, extensions and discoveries, primarily in the Elk Hills field, in the Permian Basin, in the Rocky Mountain area and in the Dolphin Project. These proved undeveloped additions were partially offset by reserve transfers to the proved developed category as a result of 2004 development programs. The Dolphin Project Development and Production Sharing Agreement activity was the largest addition to proved undeveloped reserves in 2004. Dolphin development progress, including drilling additional wells and constructing platforms, lines, gas plants and gas compression and pipeline facilities, will continue through an expected start up in 2006.


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